Exhibit 99.12

SECOND AMENDMENT TO

THE PUMA BIOTECHNOLOGY, INC.

2017 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

THIS SECOND AMENDMENT TO THE PUMA BIOTECHNOLOGY, INC. 2017 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN (this “Amendment”), effective as of July 15, 2021 (the “Amendment Effective Date”), is made and adopted by the Board of Directors (the “Board”) of Puma Biotechnology, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company has adopted the Puma Biotechnology, Inc. 2017 Employment Inducement Incentive Award Plan, as amended (the “Plan”);

WHEREAS, the Company desires to amend the Plan as set forth below;

WHEREAS, pursuant to Section 12.1 of the Plan, the Plan may be amended by the Board; and

WHEREAS, the Board has approved this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows, effective as of the Amendment Effective Date:

1. The first sentence of Section 3.1(a) of the Plan is hereby amended to read as follows:

“Subject to Sections 3.1(b), 12.1 and 12.2 hereof, the aggregate number of

Shares which may be issued or transferred pursuant to Awards under the

Plan shall be three million (3,000,000) Shares (the “Share Limit”).”

2. This Amendment shall be and is hereby incorporated in and forms a part of the Plan. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein. The Plan, as amended by this Amendment, is hereby ratified and confirmed.